UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2007

____________________

ICO, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	0-10068 (Commission File Number)	76-0566682 (I.R.S. Employer Identification No.)

1811 Bering Drive, Suite 200
Houston, Texas 77057
(Address of principal executive offices and zip code)

(713) 351-4100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01     Regulation FD Disclosure

During a conference call with investors on February 8, 2007, A. John Knapp, Jr., the President and Chief Executive Officer of ICO, Inc. (the “Company”), and Jon C. Biro, the Company’s Chief Financial Officer and Treasurer, made certain statements that may be of interest to investors, addressing the following topics.

Year-Over-Year Comparison: Q1 Fiscal Year 2007 vs. Q1 Fiscal Year 2006

•    Revenues of $86.3 million in the first quarter of fiscal year 2007 represented an increase from the prior year’s revenues of $11.1 million or 15%. This increase was caused by higher selling prices, a change in sales mix, and the benefit of strengthening foreign currencies.

•    During the quarter we faced falling resin prices, an environment quite different than same quarter of the previous year. Overall volumes declined slightly year-over-year, down 1%, which believe was due in large part to the resin price environment, particularly in North America. Falling resin prices resulted in many of our North American customers drawing down their inventories and delaying their purchases.

•    Falling resin prices also had the effect of squeezing our margins, causing our gross profit to decline $1.1 million or 7% compared to the first quarter of the prior year. Our gross margins for the quarter declined to 16.8%, from 20.8% in the first quarter of the prior year. In simple terms, for the products we sell, gross margins typically decline if the raw materials that we buy (resins) fall in value. This is what happened during the first quarter of fiscal year 2007.

•    Operating income for the first quarter was $4.3 million, representing a reduction of 14%, or $0.7 million, as compared with the first quarter of the prior year. The reduction in operating income resulted from the reduction of gross profit, offset by the slight reduction in sales, general and administrative expenses (“SG&A”) as compared with a year ago.

•     Income from continuing operations was just under $2.6 million in the quarter, a decline of $0.5 million or 17% from the prior year. This was a result of the decline in operating income, and increase in interest and other expenses, somewhat offset by lower income tax expense in the current year. Earnings per share (“EPS”) were 9 cents per fully diluted share during the first quarter of fiscal 2007.

•    At a business segment level, our European, Australasian, and Bayshore Industrial divisions experienced profitability declines. These declines were primarily driven by lower feedstock margins during the quarter due to the trend in resin prices, and in the case of Bayshore Industrial, lower volumes. On the other hand, profitability for our ICO Polymers North America (“IPNA”) and Brazilian divisions improved during the quarter, as compared to the same quarter in the prior year.

Sequential Comparison: Q1 Fiscal Year 2007 vs. Q4 Fiscal Year 2006

•    Comparing the results of the first quarter of fiscal year 2007 to the results of the fourth quarter of fiscal year 2006, operating income declined. Revenues declined just under $1.0 million or 1% due to an 8% sequential volume decline, offset by the effect of stronger foreign currencies, and a more favorable mix of business. The quarter-over-quarter volume decline was mostly due to usual seasonal factors, as well as falling resin prices during the quarter, which had the effect of reducing customer demand. These volume declines were most pronounced within our North American businesses.

•    The volume decline combined with a modest decline in feedstock margins sequentially caused a reduction in gross profit of $1.5 million or 10%, to $14.5 million, and lowered gross margins from 18.4% in the fourth quarter of fiscal year 2006 to 16.8% for the first quarter of fiscal year 2007. The sequential reduction in volumes and profitability was most significant in our North American divisions (consisting of our Bayshore Industrial and IPNA divisions) and our European division. The gross profit decline, partially offset by modest reductions in depreciation expense and stock option expenses, resulted in a $1.2 million decrease, or 22%, in operating income, which was $4.3 million for the quarter.

•    Interest expense increased sequentially almost $0.2 million due to our repurchase of approximately 85% of our outstanding $6.75 convertible exchangeable preferred stock (“Preferred Stock”).

Outlook

    Looking forward, during January 2007, resin prices firmed, and in Europe and Asia prices began to rise. As of today, in North America resin prices seem poised to begin increasing. The reversal in the resin price trends should be helpful to our business, and we have noticed improved customer demand so far in our second fiscal quarter, particularly in North America and Asia. This combined with the generally positive seasonal factors should allow us to report improved operating income in our second quarter of fiscal year 2007, compared to both the first quarter of fiscal year 2007 and the second quarter of fiscal year 2006.

Balance Sheet

The December 31, 2006 balance sheet reflects our repurchase of approximately 85% of the Preferred Stock. The repurchase, most of which occurred in November 2006, cost us $28.5 million, which we funded with cash on the balance sheet (approximately $17.5 million) and borrowings under our new U.S. credit facility (approximately $11.0 million). This transaction created $6.0 million in value for our common shareholders, due to the discount we were able to secure in the repurchase. At December 31, 2006 cash on hand was $1.8 million, total debt was $56.0 million, and stockholders’ equity was $68.2 million. We believe our debt-to-capitalization ratio of 49% is very reasonable, especially when we consider that our proforma trailing twelve month ratio of earnings before interest, taxes, depreciation and amortization (EBITDA) to interest expense was more than eight to one.

Cash flow from operating activities from continuing operations was $5.5 million, due to the net income we generated as well as a reduction in accounts receivable and inventory, primarily due to the decline in resin prices. Offsetting these sources of cash were declines in accounts payable and $3.6 million of income tax payments, a large chunk of which related to fiscal year 2006 earnings in the United States. Capital expenditures during the first quarter of fiscal year 2007 quarter were $1.7 million, mostly related to expansion projects.

      Additional Comments

•    We believe that ICO’s management did a good job of navigating the “stormy seas” of the resin price environment during the first quarter of fiscal year 2007, and that, all things considered, our sales and service volumes held up fairly well in the quarter. In the same quarter of the prior year, we had “tailwinds” from generally rising resin prices. While we were disappointed in the quarter-over-quarter reduction in our gross margin, we note that the resin markets now appear to be more stable, and we expect our margins going forward to be more attractive. As we do not have a significant presence in the North American housing or automotive markets, our expectations are not significantly affected by the downturn in those markets.

•    As of the end of the fourth quarter of fiscal year 2007, as compared with the prior quarter end, our global investment in inventories had declined by over 10%, while our volume of inventories was down by less than 2%. Our accounts receivables also declined in a similar fashion. During the fourth quarter the Company generated free cash flow from continuing operations of $4.6 million, after paying U.S. taxes of $3.1 million for all of fiscal year 2006.

•    While our Bayshore Industrial division’s results were diminished during the first quarter of fiscal year 2007 due to lower volumes as customers drew down their inventories anticipating the falling resin prices, business at Bayshore Industrial now appears to be robust; order flows have been restored and projections from existing customers with known products are expected to have Bayshore very busy. We currently believe that in the near future diminished quarterly results at our Bayshore Industrial division are unlikely to be repeated.

•    IPNA’s tolling and procurement business is currently strong. IPNA earned $1.0 million in operating income in the first quarter, an improvement from about $0.7 million in the same quarter of the prior year.

•    Volumes in our Australasian division (consisting of our plants in Australia, New Zealand, and Malaysia, and the new plant we will be opening in Dubai) were up year-over-year by approximately 4 to 5 percent, although operating income was down, impacted by the two expansion projects (see below). Business in Australia and Malaysia is currently doing very well. By comparison, during the course of fiscal year 2006 last year we experienced difficulties in the Australian market. We opened our second Australian plant a year ago in Brisbane; today the Brisbane plant is substantially committed. New Zealand represents the soft market in our Australasian division. Operating profit in our Australasian division was negatively impacted by the start-up costs of our new plant in Dubai and the new investments we are making at our Malaysian plant. The Dubai plant is expected to be operational on or around April 1, 2007, and the new lines at our Malaysian plant should be operational by the end of Summer 2007; however those two projects are expected to continue to have a negative effect on earnings during the next quarter.

•    In our European division volumes were up 5% in the quarter, as compared with a year ago; however margins were down due primarily to the resin price environment. We expect improvements in margin as resin prices stabilize in the region in the near future.

•    Brazil is our turnaround story in fiscal year 2007: during the first quarter our Brazilian operation produced an operating profit of $75,000, which we believe is sustainable.

•    Currency rates had a positive impact on revenues of $3.4 million in the quarter.

•    In response to an investor’s question about how the Company’s year-over-year SG&A did not increase notwithstanding the weakening of the U.S. Dollar against foreign currencies in the quarter, Mr. Biro explained that the first quarter results reflect SG&A expense reductions made during fiscal year 2006, as well as a slight reduction in medical claims and a reduction in legal fees, offset by an approximate $0.3 million currency impact on SG&A. SG&A represented approximately 9.6% of gross revenues in the first quarter. Mr. Biro said he could not project SG&A as a percentage of revenue for the entire fiscal year, but that he expected it would be in the same range for a quarter or two.

•    In response to an investor’s question about the $255,000 expenses reflected on the Company’s income statement as “Other income (expense),” Mr. Biro explained that figure includes a charge of approximately $150,000 related to terminating the Company’s previous domestic credit facility when it entered into the new domestic credit facility, and currency losses on intercompany loans that the Company has in place. Mr. Biro explained that settlement of National Oilwell Varco’s (“NOV”) claim was reflected in the fiscal year 2006 fourth quarter results, and that the Company had no significant expenses related to the NOV settlement in the first quarter of fiscal year 2007.

•    In response to an investor’s questions about the reduction in the Company’s effective tax rate for the quarter, Mr. Biro said that the Company’s tax reserve was reduced by $350,000. Mr. Biro said that at this point he expects that the Company’s effective tax rate may be approximately 32% for the fiscal year.

•    In response to an investor’s question about the impact of Sarbanes-Oxley (“SOX”) related expenses on the Company’s fiscal year 2007 financial results, Mr. Biro said he does not expect a significant year-over-year reduction because in fiscal year 2006 the Company reduced third party (excluding audit expenses) SOX-related compliance expenses by approximately 90% compared to fiscal year 2005.

•    Mr. Knapp attributed the reduction in U.S. sales as a percentage of global sales, from 43% in the first quarter of fiscal year 2006 to 38% percent in the most recent quarter, primarily to the U.S. dollar weakening against foreign currencies.

•    In response to questions about the Company’s new Dubai plant, Mr. Knapp said it would serve the consumer market including plastics for making water tanks.

•    In response to an investor’s question about how the Company differentiates itself with its products, Mr. Biro said that the Company offers consistency in its products, good service, and reasonable pricing (achieved in part by leveraging the volume purchased from the Company’s suppliers). Mr. Knapp further explained that the Company’s works closely with its customers, including multi-national companies, by participating in their research and development to help them make their products better. Furthermore, the Company believes it has a unique footprint that enables it to provide consistent service across the globe for its customers, including multinational companies. In response to an investor’s questions about the Company’s research and development (“R&D”) activities, Mr. Knapp reiterated that the Company works with its customers to improve their processes using the Company’s products or to improve the customer’s product, and that the Company is not inclined to develop too many products for its own account.

•    In response to an investor’s questions about the Company’s sales into the oilfield services segment (“OFS”), Mr. Knapp said that sales to OFS in the first quarter of fiscal year 2007 were approximately 40% greater than sales in the same quarter of the prior year.

•    Dividends currently outstanding and unpaid on the Preferred Shares are approximately $1.2 million.

•    The Company’s weighted average fully diluted shares outstanding was approximately 28.2 million during the first quarter. Mr. Biro said that it should go down to approximately 26.7 million shares going forward on account of the Preferred Stock repurchase.

As provided in General Instruction B.2 of Form 8-K, the information in this Item 7.01 shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICO, INC.

Date: February 8, 2006	By:	/s/ Jon C. Biro
	Name:	Jon C. Biro
	Title:	Chief Financial Officer and
Treasurer